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                                                                   Exhibit 23.1


                          CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
CIBER, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320-3, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091,
333-25543, 333-25545, 333-59015 and 333-61287) and Form S-4 (No. 333-31905)
of CIBER, Inc. of our report dated July 31, 1998, except as to Note 13, which is as of August 31, 1998, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, which report appears in the June 30, 1998 Annual Report on Form 10-K of CIBER, Inc.




                                             KPMG PEAT MARWICK LLP

Denver, Colorado
September 22, 1998